Exhibit 99.2

            Comments for First Quarter 2004 Earnings Conference Call
                        Friday, April 30, 2004 @ 10:30 am

Dial In # 888-552-7850              International Dial in #: 706-645-9166
Conference ID #: 4885686
Replay #: 800-642-1687              International Replay #: 706-645-9291
Access Code: 7293456
Replay will last through May 7, 2004

1. Introduction (George Laskaris)
Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's First Quarter 2004 Earnings Conference Call.

-    Please note that KeySpan's Form 10-Q was filed this morning with the SEC.

- A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

-    Our conference call format today:

- Bob Catell will open and close the call with comments on earnings and an update on recent developments.

- Robert Fani will provide an operational update on our regulated and unregulated operations.

-    Gerry Luterman will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.

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Opening Comments  (Bob Catell)

Thanks, George, and good morning. I am pleased to report a strong start to the new year - driven by the solid performance of our core businesses. We continue to execute on our focused strategy of efficiently growing our gas and electric businesses. We benefited from the growth of our gas business, and our gas distribution system performed reliably in one of the coldest winters in recent history. Also, we added much-needed generation to New York City's electric base by completing our 250 MW expansion unit at Ravenswood. In addition, we continued the process of monetizing our non-core assets.

The first quarter is the most significant contributor to our annual earnings, and is driven by the throughput of the gas distribution business during its primary heating season. We have successfully come through the past winter season and bitter January weather, which tested our gas distribution system and set peak sendout records in all our service territories. We now look ahead to the summer cooling season, having made the necessary preparations to ensure the continued reliability of our generation portfolio in New York City and on Long Island.

Let me begin with a discussion of our first quarter earnings - which were ahead of consensus and in line with our forecast.

Results
-------

On a consolidated basis, I am pleased to report that we achieved an 8% increase in earnings per share in the first quarter of $1.54 per share or $246 million, as compared to $1.42 per share or $223 million earned in the first quarter of 2003. The results for 2003 exclude the first quarter gain from the partial sale of our ownership interest in the Houston Exploration Company. I am also please to report that these quarterly earnings of $246 million are the highest that we have achieved since KeySpan was formed in 1998. In terms of our performance, operating income increased 7%, primarily due to the new gas load growth, lower generation maintenance costs in our electric segment, and higher natural gas production levels and prices for the E&P business. Unfortunately, our Energy Services segment reported disappointing losses. We are continuing to evaluate this segment and the profitability of its components, and will make the necessary and appropriate changes.

During the quarter, our gas marketing programs continued to successfully promote natural gas in our territories, resulting in the addition of approximately $10.5 million in new gross profit margin for the future. We are off to a strong start in achieving our 2004 goal of $55 million in new gross profit margin, as gas conversions and new customer additions are 20% ahead of last year for the same time period. In addition, results for the quarter benefited from the rate increase received for the former Boston Gas Company.


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In addition,  during the first quarter of 2004, we are  continuing to manage our expenses and strengthen our financial condition, and have made progress on several fronts:

o We have recently completed the 250 MW expansion at our Ravenswood generating facility, which is the first new major baseload plant in New York City in over 30 years. The plant utilizes combined cycle technology, making it the City's cleanest and most efficient power plant. This new plant will be available to provide summer capacity into the capacity-tight New York City market and will contribute to KeySpan's earnings for 2004. This new plant expands KeySpan's existing Ravenswood generating station by 12 percent to approximately 2,450 MW, providing over 25% of New York City's electric capacity. The new facility is expected to be financed through a leveraged lease arrangement which Gerry will discuss in more detail.

o In terms of asset sales, we moved ahead with our commitment to sell non-core assets and strengthen the balance sheet, by monetizing another 36% of our ownership interest in KeySpan Canada, a sale which actually closed on April 1st and yielded proceeds of approximately $140 million.

o In terms of new generation on Long Island, we await the Long Island Power Authority's decision on our proposal with our joint venture partner ANP to build two new 250 MW generating facilities on Long Island in response to their request for proposal. LIPA has indicated they will be making a decision next month.

o And speaking of LIPA, I'm sure many of you have heard that LIPA is evaluating its options in terms of its future. Six years ago, LIPA took over the Long Island electric transmission and distribution system, and KeySpan has been an integral partner with LIPA, providing power on Long Island from our power plants and operating LIPA's electric transmission and distribution system through long-term contracts. The chairman of LIPA, Richie Kessell, has recently said that the state agency is considering three options: selling the T&D system to a private company, exercising LIPA's option to purchase KeySpan's Long Island power plants, and leaving things as they are. As LIPA prudently explores its options, one thing is clear - that KeySpan is an integral part of Long Island's energy future and will continue to play a major role in providing energy on Long Island.

At this time, I will turn the call over to Bob Fani who will review our operations.

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Operational Update (Bob Fani)

Thanks, Bob, and good morning.

Looking at the operational highlights of our businesses, let's start with the gas distribution business which serves our New York City, Long Island and New England regions.

I am pleased to report that operating income for the quarter in the gas distribution segment exceeded 2003 results by $15 million.

Results reflect an increase in net revenues of $26 million or 4%, which benefited primarily from customer additions and oil-to-gas conversions for space heating and the impact of the rate increase in our New England service area. The impact of customer additions and conversions to natural gas, net of attrition and conservation, added approximately $13 million to net revenues. In addition, the $27 million base rate increase approved by the Department of Telecommunications and Energy for the former Boston Gas Company, effective November 1, 2003, had a positive impact to first quarter net revenues of approximately $11 million. In terms of weather for the quarter -- it was approximately 7% colder than normal but 2% warmer than last year.

The increase in net revenues of approximately $26 million was partially offset by an increase in operating expenses of $12 million. These expenses are primarily associated with higher pension and OPEB costs of about $4 million, an increase in depreciation expense resulting from the continued expansion of the gas distribution system, and an increase to the provision for bad debts, primarily as a result of higher account receivables due to the cold weather and the higher cost of gas purchased.

During the quarter, we continued our aggressive sales effort despite the challenge of increasing gas costs and cold weather. We have completed more than 10,300 gas installations, which should add approximately $10.5 million in new gross profit margin in the future. In our New York City service area we added $3.7 million in new gross profit margin, $3.6 million on Long Island and $3.1 million in our New England service territory. We are well on our way to achieving our 2004 goal of $55 million in gross profit margin.

And because of the supply planning conducted prior to the heating season - including our gas purchasing practices and use of storage - KeySpan had more than adequate supplies to meet our firm customers' needs throughout the region and was able to mitigate some of the effect of the higher gas prices on our customers. In addition, we set daily natural gas usage records in all three of our service territories this January, where New England's gas consumption was double its normal use, and Long Island and New York City consumption were approximately 65% and 40% greater than normal usage, respectively.


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Moving now to the Energy Services segment,  which is comprised of the operations of Home Energy Services and Business Solutions... We are disappointed with the operating loss of this segment, which is $9.4 million higher than last year. During the quarter, in the Home Energy Services division, operating expenses increased, principally as a result of the determination that certain accounts receivable and contract revenues were uncollectible, and inventory adjustments. There was an increase in gross profit margin in the Business Solutions division, driven by BR+A which was acquired in the third quarter of 2003. Also, it should be noted that the backlog has increased to $508 million, as compared to $479 million at the end of the first quarter of 2003, due to the BR+A acquisition. As Bob mentioned, we are not satisfied with these results and are continuing to evaluate this segment and the profitability of its components, and we will make the necessary changes as appropriate.

I will turn now to our Electric business, which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long term contracts. We reported quarterly operating income of approximately $47 million, which was $7.5 million or 19% higher than last year's results.

This was primarily due to a decrease in operating expenses of approximately $8 million - specifically, lower repair and maintenance costs on our electric generating units, the timing of certain projects related to the LIPA agreements, and the impact of recording the Ravenswood lease on balance sheet as debt under the accounting requirements of FIN 46.

Although net revenues were consistent with last year, we note that net revenues from Ravenswood reflect an increase in higher energy margins of $3.4 million due to higher sales, offset by an expected decrease in capacity revenues of $3.3 million. The decrease in capacity revenues reflects a revision to the ISO capacity rules which went into effect last year establishing seasonal price caps instead of a single price cap for the entire year. As a result, the winter price cap is now lower than it was in the previous year, and lower than the summer price cap.

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During  this past  winter,  our  generation  system  performed  reliably  as new electric peak records were set. The Long Island area set a new record peak demand of 3,606 MW on January 15th. This was primarily satisfied by our units, successfully meeting the power demands of our customers - all year round!

This peak demand did not prevent us from completing our intense plant maintenance program, which continued throughout the winter in preparation for the power demands of the upcoming summer.

Moving to Energy Investments...

This segment - which includes our E&P operations, pipeline and other investments
- reported an increase in operating income of approximately $9.3 million over last year. The increase is primarily due to an increase in production volumes and slightly higher gas commodity prices realized in our E&P operations.

Our E&P operations achieved a 16% increase in production, as production volumes increased to 30.4 Bcfe in the quarter from 26.1 Bcfe in 2003. And average realized gas prices for the quarter increased slightly from $4.93 per Mcf to $4.99 per Mcf. To address gas price volatility, consistent with our approach in the past, THX has hedged for the year approximately 70% of 2004 gas production at a weighted average floor price of $4.26 per MMBtu and ceiling price of $5.65 per MMBtu. In addition, for 2005 - based on current year gas production - THX has hedged approximately 60% of its estimated gas production at a weighted average floor price of $4.57 per MMBtu and ceiling price of $5.46 per MMBtu.

In terms of non-core assets - we continue to monetize our investments, as shown by the additional 36% sell-down of KeySpan Canada on April 1st. And we continue to explore opportunities for the monetization of our remaining non-core assets. With respect to THX, and in anticipation of your questions, we still continue to evaluate the alternatives we have discussed in the past.


I will now turn it over to Gerry for a financial review of our results for the quarter.

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


Earnings Results   (Gerry Luterman)

Thanks, Bob, and good morning.

Our financial strength continues to be supported by the favorable contributions from our core operating business segments. We are pleased with our first quarter consolidated results of $1.54 per share, as compared to $1.42 per share earned in the first quarter of last year - excluding last year's THX sale, and the resultant gain of 12 cents per share. These results exceeded consensus which stood at $1.49 per share.

In terms of cash flow - a very important measure of our financials - we have also seen a significant improvement this quarter as well.

On a consolidated basis, our free cash flow from operations less capex increased by approximately $83 million or 25%, from $269 million in the first quarter of 2003 to approximately $352 million in 2004... with $46 million of this increase associated with our core operations.

In this context, we have maintained the same level of capital expenditures of $220 million in the first quarter of 2004 as compared to 2003. Excluding our E&P operations, capex, however, decreased by approximately $30 million, to $130 million in 2004 from $163 million in 2003. We continue to focus on the optimization of capital expenditures to improve our efficiency while supporting our growth. These results are in line with our annual guidance which reflects a total reduction of approximately $45 million or 10% in our core capex program for the year.

In addition, we have strengthened our balance sheet - at the end of the first quarter, the Company's debt-to-total-capitalization ratio, as calculated under our credit facilities, was approximately 56%, as compared to 58% at the end of 2003, an improvement of 200 basis points.

With regards to our 2004 earnings guidance, it remains at $2.55 to $2.75 per share, as we announced in December 2003. This guidance includes earnings from continuing core operations of approximately $2.20 to $2.30 per share, and from exploration and production operations of approximately $0.35 to $0.45 per share.

We once again reaffirm our commitment to our dividend of $1.78 per share, currently yielding to our shareholders approximately 5%. In this context, our Board has declared a quarterly cash dividend of $0.445 per share, payable May 1st to shareholders of record as of April 16th.

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Looking now at other quarterly financial results:

- As Bob indicated, we have continued the process of monetizing KeySpan Canada. We have sold an additional 36% our ownership interest in this gas processing business through the KeySpan Facilities Income Fund, with our remaining interest now at 25%. This deal closed on April 1st at a 26% premium to the first tranche, and yielded proceeds of approximately $140 million which will be used to reduce debt. We expect to record a pre-tax gain of approximately $20 million on this transaction, which will be reflected in earnings in the second quarter of 2004. This continues a process of monetization which we feel significantly enhances shareholder value. For those of you who are interested, it is listed on the Toronto Stock Exchange as KEY.UN.

- This quarter's results reflect the classification of the Ravenswood Master Lease as debt on the Balance Sheet as of 12/31/03 - in accordance with FASB`s FIN 46. As stated earlier, we already incorporate 100% of this lease in our credit facility calculation of the debt-to-total-cap ratio, and it is also imputed by the rating agencies in their calculation. The 1st quarter 2004 operating income for the electric segment now reflects the reclassification of the lease payments as interest expense of $7.5 million. In addition, depreciation expense for this leased asset, of $4 million, is included in our reported results.

- We also expect to finance the cost of our newly completed 250 MW Ravenswood generation expansion by replacing outstanding commercial paper with the proceeds from a proposed sale/leaseback transaction. We expect to close on both the debt and equity components associated with the lease in the second quarter of this year. This transaction will be accounted for as an operating lease in accordance with SFAS 98. This structure is very efficient and yields lower cost of permanent financing to the corporation.


With regards to average shares outstanding, our average common shares outstanding at the end of the first quarter in 2004 increased to 159.9 million shares from 156.9 million shares in the fourth quarter of 2003. The increase is driven primarily from shares issued through the Company's dividend reinvestment and employee stock purchase plans.

And lastly, I would like to report on a recent change to our finance team. Our beloved Mike Taunton has been promoted to Senior Vice President and Treasurer. Mike continues to lead the team in Treasury, Investor Relations, and Financial Planning, and his promotion is well deserved.

I will now turn it back to Bob for some closing comments.


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Closing Comments  (Bob Catell)

Thank you, Gerry, for the financial update.

With a strong performance for our first quarter demonstrating the effectiveness of our strategy, we continue to focus on growth and efficiency. Our core businesses continue to grow through natural gas conversions and the addition of assets. The new Ravenswood unit will contribute to both New York City's generation needs for the upcoming summer cooling season and to our earnings in 2004 and beyond. And we are evaluating opportunities for the monetization of our remaining non-core assets this year, as shown by the most recent monetization of KeySpan Canada. The growth of our core businesses coupled with our dividend yield will continue to provide an excellent total return to our shareholders.

I look forward to seeing all of you at the AGA Financial Forum this weekend. Thank you.


















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